Exhibit 23(a)


Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8, File No: 333-50389, pertaining to the Financial Consultation Agreement dated as of January 19, 1998 and the Registration Statement on Form S-8, File No: 333-62733, pertaining to the LifePoint, Inc. 1997 Stock Option Plan, of our report dated May 23, 2000, with respect to the financial statements of LifePoint, Inc. included in the Annual Report (Form 10-K SB) for the year ended March 31, 2000.

Ernst & Young LLP

Riverside, California
June 23, 2000